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                                   Exhibit 22


                         Subsidiaries of the Registrant


Greene County Bank, Greeneville, Tennessee
American Fidelity Bank, Alcoa, Tennessee
*Premier Bancshares, Inc., Niota, Tennessee



* Acquired January 1, 1996.